Administrative Offices
The Yankee Companies, Inc.
A Florida corporation
--------------

Leonard Miles Tucker                            Boca Raton Office
President & Chief Executive Officer             Crystal Corporate Center
                                                2500 North Military Trail,
                                                Suite 225
William A. Calvo, III, L.L.M.                   Boca Raton, Florida 33431
Vice President & Treasurer                      Telephone (561) 998-2025
                                                Fax Number (561) 998-3425
                                                E-Mail carrington@flinet.com
                                            Please respond to Boca Raton address

Vanessa H. Lindsey                              Ocala Office
Secretary & Chief Administrative Officer        1941 Southeast 51st Terrace
                                                Ocala, Florida 34471
G. Richard Chamberlin                           Telephone (352) 694-9182
General Counsel                                 Service (352) 368-6525
                                                Mobile Number (352) 895-0452
                                                Fax Number (352) 694-9178
                                                E-Mail wacalvo3@atlantic.net



January 21, 2000

Mr. Warren C. Badgley, Jr.
President
Custom Software Systems, Inc.
1700 El Camino Real, Suite 300
Houston, Texas 77058

     Re: Acquisition by AmeriNet Group.com, Inc. ("AmeriNet")

Dear Mr. Badgley:

     Pursuant to our latest conversation on Thursday an association of Custom Software Systems, Inc. ("CSSI") with AmeriNet and its wholly owned subsidiary, Wriwebs.com, Inc. ("WRI"), would be very positive. After considering each prospective parties' concerns, I believe that a transaction structured along the lines of an acquisition of CSSI by AmeriNet (possibly through WRI but in exchange for AmeriNet securities) as proposed below would meet CSSI objectives and be acceptable to AmeriNet's board of directors.

     CSSI needs an investment of $400,000 and assurances that if it is not satisfied in its association with AmeriNet and WRI, a comfortable prearranged plan of disassociation will permit the parties to part without undue complications by "spinning off" CSSI as its own public company. AmeriNet needs to protect its investment in CSSI and all parties need to provide a mechanism for accurately measuring CSSI's value. We believe the following proposal meets these concerns. If you find it acceptable, we will present it to AmeriNet and WRI on your behalf and secure its immediate consideration. If, as we expect, this letter is accepted and executed on AmeriNet's and WRI's behalf it will be deemed to be a non-binding letter of intent, the parties will proceed to conduct due diligence investigations and Yankees will arrange for the preparation of proposed definitive agreements.

Proposed Terms

1. A. CSSI will consolidate all current operations of its affiliates and related business enterprises (if any) permitting consolidation of their financial statements pursuant to generally accepted auditing procedures ("GAAP"), the consolidated entity being hereinafter referred to as "CSSI+."

   B. CSSI+ will have a net tangible book value of not less than $100,000, not more than $20,000 in net current payables (the excess of current payables over current receivables), not more than $50,000 in net long term payables (the excess of long term payables over long term receivables), $779,000 in gross sales and approximately $29,000 in pre-tax profits.

2. AmeriNet will acquire all CSSI+'s common stock in exchange for $600,000 in shares of AmeriNet's common stock, valued at its average last transaction price as reported on the OTC Bulletin Board during the ten days preceding closing; however, the valuation would be subject to adjustment based on CSSI+'s subsequent performance measured against its anticipated performance during a pre-determined multi year period.

3. AmeriNet would invest $400,000 in CSSI+ over a 180 day period following the completion of the CSSI+ audit, based on the following schedule.

     A. $100,000 at closing

     B. $100,000 within 60 days after the completion of the CSSI+ audit.

     C. $100,000 within 120 days after the completion of the CSSI+ audit.

     D. $100,000 within 180 days after the completion of the CSSI+ audit.

4. In the event that within the period commencing six months after the closing and ending two years following the closing CSSI+'s former stockholders, by majority vote, determine that they are not satisfied with their association with AmeriNet and WRI, then, subject to repayment of all funds advanced or invested by AmeriNet or its designees in CSSI+, the return of all the AmeriNet shares issued to the CSSI+ stockholders and the return of all additional distributions based on status as AmeriNet stockholders, they will have the contractual right to require AmeriNet to effect a disproportionate spin out of CSSI+'s common stock to the former stockholders of CSSI+ on the following terms:

     A. If CSSI+ former stockholders determine to spin-out during the period starting 6 months and one day through 12 months following the closing:

          (1) The original CSSI+ shareholders would receive 80% of the spin-out shares and AmeriNet or its designees would retain 20%; and

          (2) All funds invested by AmeriNet or its designees would be converted to debt paying interest at 8% from the original date of funding, amortized and paid over a consecutive 24 month period starting on the 30th day after notice of intent to spin-out and will be secured by the spin out shares distributed to the former CSSI+ stockholders.

     B. If CSSI+ former stockholders determine to spin-out during the period starting 12 months and one day through 2 years following closing, then, either:

          (1) (a)   The  original  CSSI+   shareholders  would  receive  70%  of
                    spun-out shares and AmeriNet or the designees would retain 30%; or

              (b) If the decision to spin out is based on an offer from a third party to acquire CSSI at a then current cash value of $2,500,000 or more, the original CSSI+ shareholders would receive 80% of spun-out shares and AmeriNet or the designees would retain 20%; and, in either case

          (2) All funds invested by AmeriNet or its designees would be converted to debt paying interest at 8% from the original date of funding, amortized and paid over a consecutive 24 month period starting on the 30th day after notice of intent to spin-out and will be secured by the spin out shares distributed to the former CSSI+ stockholders.

5. CSSI's management shall have the right to waive the spin-out option without the consent of the former CSSI+ stockholders, and, in such event, the former shareholders of CSSI+ shall be eligible to receive additional shares of AmeriNet's common stock based on CSSI+ having attained the following certain net, pre-tax profits, targets, during the times specified:

Time Period                     Net Pre-tax Profits        Additional Shares

January 1, 2000 to June 30,2000 $50,000                         50,000;
July 1, 2000 to June 30,2001    $200,000                        50,000; and
July 1, 2001 to June 30, 2002   $300,000                        50,000.

6. A. Control of the CSSI+ operation would remain with the current stockholders of CSSI+ who would have the contractual right to elect three fourths of its directors, provided that the participation of the AmeriNet and WRI designees to CSSI+'s board of directors would be required to constitute a quorum, CSSI+ would not have the right to make material changes in its operations (on which its valuation was based), and the CSSI+ designees to its board of directors could not engage in any violations of law or of fiduciary duties to AmeriNet or WRI.

     B. All former stockholders of CSSI+ who would also serve as executive offic ers thereof would be parties to long term employment agreements, on terms negotiated by the parties and acceptable to AmeriNet and WRI concurrently with negotiation of the definitive acquisition agreement.

     Of course the forgoing proposal is a bare outline but we believe that it will be sufficient to form the basis of a letter of intent for an appropriate "engagement period". If you find this proposal acceptable as the basis to begin formal negotiations with AmeriNet and WRI, please sign a copy of this letter in the spaces provided and return it to us for submital to AmeriNet and WRI's boards of directors.

          Looking forward to a mutually profitable relationship, we are

                               Very truly yours,

                           The Yankee Companies, Inc.

                             /s/ Leonard M. Tucker
                                 Leonard Tucker
                                   President

     The forgoing is acceptable in principal and we authorize you to arrange for the immediate preparation of proposed definitive agreements.

                         Custom Software Systems, Inc.

                             /s/ Warren C. Badgley
                              -------------------
                             Warren C. Badgley, Jr.
                                   President

                            Dated: January 2, 2000


                            AmeriNet Group.com, Inc.

                             /s/ Michael H. Jordan
                              -------------------
                               Michael H. Jordan
                                   President

                            Dated: January 2, 2000


                               Wriwebs.com, Inc.

                             /s/ Michael A. Caputa
                              -------------------
                               Michael A. Caputa
                                   President

                             Dated: January 2, 2000